UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 19, 2006
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
12300 Liberty Boulevard
Englewood, CO 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 303-220-6600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On June 19, 2006, Liberty Global, Inc. (the Registrant), through UPC Scandinavia Holding B.V. (UPC Scandinavia) and UPC Holdco VI B.V. (UPC VI), each an indirect, wholly-owned subsidiary of the Registrant, completed the sale of its 100% interest in NBS Nordic Broadband Services AB (publ), the owner of its broadband communications operations in Sweden, to a consortium of unrelated third parties (the Sale) for cash consideration of Swedish Krona (SEK) 3,014 million ($388 million at March 31, 2006), subject to post-closing adjustments, and the assumption by the buyer of capital lease obligations with an aggregate balance of approximately SEK257 million ($33 million at March 31, 2006). The Sale was effected pursuant to the terms of the Agreement for the Sale and Purchase of the Share Capital of NBS Nordic Broadband Services AB (publ), dated April 4, 2006, among UPC Scandinavia, UPC VI, UPC Broadband Holding B.V. and Nordic Cable Acquisition Company II AB (the Sale Agreement).
     A copy of the Sale Agreement is being filed herewith as Exhibit 99.1 to this Current Report on Form 8-K. The required pro forma financial information is filed herewith under Item 9.01(b) of this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(b)	Pro forma financial information

Liberty Global, Inc. Headnote to Unaudited Condensed Pro Forma Combined Financial Statements*

Unaudited Condensed Pro Forma Combined Balance Sheet as of March 31, 2006

Unaudited Condensed Pro Forma Combined Statement of Operations for the year ended December 31, 2005

Notes to Unaudited Condensed Pro Forma Combined Financial Statements

*	Due to the fact that no pro forma adjustments are required to be made to our historical consolidated statement of operations for the three months ended March 31, 2006, an unaudited condensed pro forma consolidated statement of operations for the three months ended March 31, 2006 is not required to be presented.
(d)	Exhibits

Exhibit No.	Description
99.1	Agreement for the Sale and Purchase of the Share Capital of NBS Nordic Broadband Services AB (publ), dated April 4, 2006, among UPC Scandinavia Holding B.V., UPC Holdco VI B.V., UPC Broadband Holding B.V. and Nordic Cable Acquisition Company II AB.

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIBERTY GLOBAL, INC.

	By:	/s/ Randy L. Lazzell

Name: Randy L. Lazzell
Title: Vice President
Date: June 23, 2006

3

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS
     General
     The following unaudited condensed pro forma consolidated balance sheet, dated as of March 31, 2006, gives effect to the June 19, 2006 sale of NBS Nordic Broadband Services AB (publ) (UPC Sweden), the owner of our broadband communications operations in Sweden, as if such sale had been completed on March 31, 2006. The following unaudited condensed pro forma combined statement of operations for the year ended December 31, 2005 gives effect, as applicable, to the sale of UPC Sweden, the October 24, 2005 acquisition of Cablecom Holdings AG (Cablecom), the June 15, 2005 combination of Liberty Media International, Inc. (LMI) and UnitedGlobalCom, Inc. (UGC) (the LGI Combination), the May 9, 2005 consolidation of MS Irish Cable Holdings B.V. (MS Irish Cable) and its subsidiary NTL Ireland, as defined below, and the April 29, 2005 sale of the equity interests in Torneos y Competencias S.A. (TyC) and Fox Pan American Sports, LLC (FPAS) (collectively, the Consummated Transactions) as if such transactions had been completed as of January 1, 2005. Due to the fact that no pro forma adjustments are required to be made to our historical consolidated statement of operations for the three months ended March 31, 2006 with respect to any of the Consummated Transactions, an unaudited condensed pro forma consolidated statement of operations for the three months ended March 31, 2006 is not required to be presented.
     In the following text, the terms “we,” “our,” “our company,” and “us” refer, as the context requires, to LGI and its predecessor and subsidiaries. Unless otherwise indicated, convenience translations into U.S. dollars are calculated as of March 31, 2006.
     The unaudited pro forma results do not purport to be indicative of the financial position and results of operations that LGI will obtain in the future, or that LGI would have obtained if the Consummated Transactions were effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. These unaudited condensed pro forma financial statements of LGI have been derived from and should be read in conjunction with the historical consolidated financial statements and related notes thereto of LGI and Cablecom, and the historical combined financial statements and related notes thereto of NTL Ireland. As LMI is the predecessor to LGI, the historical financial statements of LMI and its predecessor became the historical financial statements of LGI. The historical consolidated financial statements and related notes thereto of LGI are included in LGI’s Annual Report on Form 10-K for the year ended December 31, 2005 and LGI’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006. The historical combined financial statements and related notes thereto of NTL Ireland are included in LGI’s Current Report on Form 8-K dated June 15, 2005. The historical consolidated financial statements and related notes thereto of Cablecom are included in Amendment No. 1 to LGI’s Current Report on Form 8-K/A dated October 24, 2005.
     UPC Sweden Sale
     On June 19, 2006, we sold our 100% interest in UPC Sweden to a consortium of unrelated third parties for cash consideration of Swedish Krona (SEK) 3,014 million ($388 million at March 31, 2006), subject to post-closing adjustments, and the assumption by the buyer of capital lease obligations with an aggregate balance of approximately SEK257 million ($33 million at March 31, 2006). We were required to use €150 million ($182 million at March 31, 2006) of the UPC Sweden sales proceeds to repay debt outstanding under the bank facility of one of our European subsidiaries (the UPC Broadband Holding Bank Facility). Effective March 31, 2006, we began accounting for UPC Sweden as a discontinued operation in our historical condensed consolidated financial statements.
     Cablecom Acquisition
     On October 24, 2005, LG Switzerland purchased from Glacier Holdings S.C.A. all of the issued share capital of Cablecom, the parent company of a Swiss broadband communications company, for a cash purchase price before direct acquisition costs of 2.826 billion Swiss Francs (CHF) ($2.212 billion at the transaction date) (the Cablecom Acquisition).
     The Cablecom Acquisition was funded through a combination of (i) a €550 million ($667 million at the borrowing date) 9.5 year split-coupon floating rate payment-in-kind loan (the PIK Loan) entered into by LG Switzerland, (ii) a new offering of €300 million ($363 million at the borrowing date) principal amount of 8.625% Senior Notes due 2014 by UPC Holding, a sister corporation of LG Switzerland and (iii) available cash. At the acquisition date, Cablecom reported outstanding debt of CHF1.7 billion ($1.4 billion at the transaction date).

     The Cablecom Acquisition has been accounted for using the purchase method of accounting. The total purchase price has been allocated to the acquired identifiable net assets of Cablecom based on preliminary assessments of their respective fair values, and the excess of the purchase price over the preliminary fair values of such identifiable net assets was allocated to goodwill.
     The purchase accounting for this acquisition is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of Cablecom. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense.
     LGI Combination
     On June 15, 2005, we completed the LGI Combination whereby LGI acquired all of the capital stock of UGC that LMI did not already own and LMI and UGC each became wholly owned subsidiaries of LGI.
     In the LGI Combination, (i) each outstanding share of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock was exchanged for one share of the corresponding series of LGI common stock, and (ii) each outstanding share of UGC Class A common stock, UGC Class B common stock and UGC Class C common stock (other than those shares owned by LMI and its wholly owned subsidiaries) was converted into the right to receive for each share of common stock owned either (i) 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections were subject to proration so that the aggregate cash consideration paid to UGC’s stockholders would not exceed 20% of the aggregate value of the merger consideration payable to UGC’s public stockholders. The effects of the LGI Combination have been included in our historical consolidated financial statements beginning with the June 15, 2005 acquisition date.
     The LGI Combination has been accounted for as a step acquisition by our company of the remaining minority interest in UGC. The purchase price in this step acquisition includes the consideration issued to UGC public stockholders to acquire the UGC interest not already owned by our company and the direct acquisition costs incurred by our company. The details of the purchase price are presented in the following table (dollar amounts in thousands):

Shares of LGI Series A common stock issued to UGC stockholders other than LMI and its wholly owned subsidiaries (including 2,067,786 shares issued to UGC subsidiaries)	65,694,765
Shares of LGI Series C common stock issued to UGC stockholders other than LMI and its wholly owned subsidiaries (including 2,067,786 shares issued to UGC subsidiaries)	65,694,765

131,389,530

Fair value of LGI Series A and LGI Series C common stock issued to UGC stockholders other than LMI and its wholly owned subsidiaries	$2,878,219
Fair value of LGI Series A and LGI Series C common stock issued to UGC subsidiaries	(90,594)

Fair value of outstanding LGI Series A and LGI Series C common stock issued to UGC stockholders	2,787,625
Cash consideration	694,517
Direct acquisitions costs	9,018

Total purchase price	3,491,160
Elimination of minority interest in UGC	(994,817)

Purchase price allocated to the net assets of UGC	$2,496,343

     The fair value of the shares issued to UGC stockholders other than LMI in the LGI Combination was derived from a fair value of $43.812 per share of LMI Series A common stock, which was the average of the quoted market price per share of LMI Series A common stock (before giving effect to the September 2006 stock dividend effected by LGI) for the period beginning two trading days before and ending two trading days after the date that the LGI Combination was agreed to and announced (January 18, 2005). After eliminating the minority interest in UGC from our condensed consolidated balance sheet, we allocated the remaining purchase price to the identifiable assets and liabilities of UGC based on preliminary assessments of their respective fair values (taking into account the 46.6% UGC ownership interest that LGI acquired in the LGI Combination), and the excess of the purchase price over the adjusted preliminary fair values of such identifiable net assets was allocated to goodwill. The purchase accounting for this step acquisition is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of UGC. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense.
     Acquisition of NTL Ireland
     On May 9, 2005, we announced that our indirect subsidiary, UPC Ireland B.V. (UPC Ireland), had signed a sale and purchase agreement to acquire MS Irish Cable Holdings B.V. (MS Irish Cable), subject to regulatory approval. MS Irish Cable, an affiliate of Morgan Stanley Dean Witter Equity Funding, Inc. (MSDW Equity), acquired NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together NTL Ireland) on May 9, 2005 with funds provided by a loan from UPC Ireland. NTL Ireland, a cable television operator in Ireland, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers.
     UPC Ireland had agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest. The make whole arrangement with MSDW Equity was considered to be a variable interest in MS Irish Cable, which is a variable interest entity under the provisions of Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)). As we were responsible for all losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of MS Irish Cable, we were the primary beneficiary, as defined by FIN 46(R), and were therefore required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, upon the May 9, 2005 closing of MS Irish Cable’s acquisition of NTL Ireland. As MSDW Equity had no equity at risk in MS Irish Cable, the full amount of MS Irish Cable’s net earnings (loss) were allocated to UPC Ireland.
     UPC Ireland’s acquisition of MS Irish Cable from MSDW Equity was subject to receipt of applicable Irish regulatory approval. On December 12, 2005, following the receipt of regulatory approval, UPC Ireland completed its acquisition of MS Irish Cable.
     Upon closing, UPC Ireland paid MSDW Equity, as consideration for all of the outstanding share capital of MS Irish Cable and any MS Irish Cable indebtedness owed to MSDW Equity and its affiliates, an amount equal to MSDW Equity’s net investment in MS Irish Cable plus interest on the amount of the net investment at a rate per annum equal to EURIBOR (Euro Interbank Offered Rate) +1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction.
     The acquisition of NTL Ireland through MS Irish Cable has been accounted for using the purchase method of accounting. The total purchase consideration of €349,437,000 ($448,796,000 at May 9, 2005), including direct acquisition costs of €16,025,000 ($20,582,000 at the transaction date), has been allocated to the acquired identifiable net assets of NTL Ireland based on preliminary assessments of their respective fair values, and the excess of the purchase price over the preliminary fair values of such identifiable net assets was allocated to goodwill.
     The purchase accounting for this acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of NTL Ireland. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. The effects of any such adjustments are not expected to be material in relationship to our total assets or operating results.

     Sale of Equity Interests in TyC and FPAS
     On April 29, 2005, we sold our entire equity interest in FPAS, and a $4 million convertible subordinated note issued by FPAS, to another unaffiliated member of FPAS for a cash purchase price of $5,000,000. In addition, our majority owned subsidiary, Liberty Programming Argentina, LLC (LPA LLC), sold its entire equity interest in TyC to an unrelated entity for total consideration of $20,940,000, consisting of $13,000,000 in cash and a $7,940,000 secured promissory note issued by FPAS and assigned to our company by the purchaser. The owner of the minority interest in LPA LLC received approximately $3,625,000 of the total consideration received in connection with the sale of TyC upon the redemption of such interest. At March 31, 2005, we considered our investments in TyC and FPAS to be held for sale. As a result, we included cumulative foreign currency translation losses of $85,984,000 in the determination of the carrying value of our investment in TyC for purposes of our March 31, 2005 impairment assessment. As a result of this analysis, we recorded a $25,389,000 impairment charge during the three months ended March 31, 2005 to write-off the full amount of our investment in the equity of TyC at March 31, 2005. This impairment charge is included in share of earnings (losses) of affiliates, net in our historical condensed consolidated statement of operations. In the second quarter of 2005, we recognized an additional pre-tax loss of $62,678,000 in connection with the April 29, 2005 sale of TyC and the related realization of cumulative foreign currency translation losses. Pursuant to accounting principles generally accepted in the United States of America, the recognition of cumulative foreign currency translation gains or losses is permitted only when realized upon sale or upon complete or substantially complete liquidation of the investment in the foreign entity.

LIBERTY GLOBAL, INC.
Unaudited Condensed Pro Forma Consolidated Balance Sheet
March 31, 2006

		Pro forma
		Adjustments –
		increase
	Historical	(decrease)		As adjusted
		amounts in millions
ASSETS

Cash and cash equivalents	$1,923.3	$388.0	(1)	$2,129.2
		(182.1	) (2)
Receivables and other current assets	944.6	(2.0	) (1)	942.6
Investments and related receivables	1,335.5	—		1,335.5
Property and equipment, net	8,012.4	—		8,012.4
Goodwill and other intangible assets not subject to amortization	9,172.5	—		9,172.5
Intangible assets subject to amortization, net	1,604.0	—		1,604.0
Other assets, net	1,013.0	(291.0	) (1)	722.0

Total assets	$24,005.3	$(87.1)		$23,918.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$2,428.5	$(20.3	) (1)	$2,408.2
Long-term debt and capital lease obligations	10,133.1	(182.1	) (2)	9,951.0
Other long-term liabilities	1,562.8	(33.5	) (1)	1,529.3

Total liabilities	14,124.4	(235.9)		13,888.5

Minority interests in subsidiaries	1,811.6	—		1,811.6

Stockholders’ Equity:
Common stock	4.8	—		4.8
Additional paid-in capital	10,002.5	—		10,002.5
Accumulated deficit	(1,458.4)	140.4	(1)	(1,318.0)
Accumulated other comprehensive loss, net of taxes	(188.7)	8.4	(1)	(180.3)
Treasury stock, at cost	(290.9)	—		(290.9)

Total stockholders’ equity	8,069.3	148.8		8,218.1

Total liabilities and stockholders’ equity	$24,005.3	$(87.1)		$23,918.2

See notes to unaudited condensed pro forma financial statements.

LIBERTY GLOBAL, INC.
Unaudited Condensed Pro Forma Combined Statement of Operations
Year ended December 31, 2005

	Historical			Pro forma
				Adjustments — increase (decrease)

						LGI		MS Irish Cable				Sale of UPC
	LGI	Cablecom	NTL Ireland	Cablecom		Combination		(NTL Ireland)		TyC / FPAS		Sweden (13)	As adjusted
	amounts in millions, except share and per share amounts
Revenue	$5,151.3	$547.1	$45.7	$—		$—		$—		$—		$(92.9)	$5,651.2
Operating, selling, general and administrative expenses	(3,439.7)	(439.8)	(31.2)	102.1	(3)	—		—		—		46.5	(3,762.1)
Depreciation and amortization	(1,454.9)	(220.2)	(7.0)	(36.2	) (4)	(39.7	) (7)	(4.1	) (10)	—		21.6	(1,740.5)
Impairment, restructuring and other operating charges	(5.6)	(15.6)	—	—		—		—		—		0.9	(20.3)

Operating income (loss)	251.1	(128.5)	7.5	65.9		(39.7)		(4.1)		—		(23.9)	128.3

Other income (expense):
Interest expense	(433.5)	(71.7)	(1.7)	(91.2	) (5)	3.8	(8)	1.7	(11)	—		15.3	(577.3)
Share of earnings (losses) of affiliates, net	(22.9)	0.4	—	—		—		—		18.6	(12)	0.1	(3.8)
Other, net	256.0	(32.8)	0.1	—		—		—		—		—	223.3

	(200.4)	(104.1)	(1.6)	(91.2)		3.8		1.7		18.6		15.4	(357.8)

Earnings (loss) before income taxes and minority interest	50.7	(232.6)	5.9	(25.3)		(35.9)		(2.4)		18.6		(8.5)	(229.5)
Income tax benefit (expense)	(29.8)	(0.8)	(0.8)	24.1	(6)	4.6	(6)	0.3	(6)	(6.6	) (6)	0.7	(8.3)
Minority interests in earnings of subsidiaries	(104.5)	(1.7)	—	—		(11.2	) (9)	—		—		(0.8)	(118.2)

Earnings (loss) from continuing operations	$(83.6)	$(235.1)	$5.1	$(1.2)		$(42.5)		$(2.1)		$12.0		$(8.6)	$(356.0)

Loss from continuing operations per share — basic and diluted	$(0.20)												$(0.75)

Weighted average shares outstanding — basic and diluted (14)	416,026,877												473,909,461

See notes to unaudited condensed pro forma financial statements.

LIBERTY GLOBAL, INC.
Notes to Unaudited Condensed Pro Forma Financial Statements
(1)	Represents the cash proceeds received upon the closing of the sale of UPC Sweden, as if such proceeds had been received on March 31, 2006, and the elimination of the March 31, 2006 carrying values of the assets and liabilities of UPC Sweden. The resulting non-recurring gain is reflected as a direct decrease to our accumulated deficit. No income taxes are required to be provided on this gain. The amount of cash proceeds reflected in these unaudited condensed pro forma financial statements is subject to post-closing adjustments and foreign currency exchange rate fluctuations.
(2)	Represents the repayment of debt with proceeds received upon the sale of UPC Sweden, as required by the UPC Broadband Holding Bank Facility.
(3)	Represents the elimination of stock-based compensation associated with a Management Equity Participation Plan (MEPP) maintained by the former parent of Cablecom. All amounts owed to Cablecom employees under the MEPP are the obligation of the former parent of Cablecom. Following the Cablecom Acquisition, Cablecom employees will no longer participate in the MEPP.
(4)	Represents amortization of $361.4 million of amounts allocated on a preliminary basis to Cablecom’s customer relationships (estimated weighted average useful life of 10 years). Depreciation expense has not been adjusted because our preliminary purchase price allocation assumed that the net carrying value of our property and equipment was approximately equal to fair value. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of additional consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that additional consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses, net losses and net loss per share in subsequent periods. For example, if an additional $100.0 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed pro forma combined statement of operations of LGI for the year ended December 31, 2005 would have reflected (i) an increase in the pro forma depreciation and amortization of $10.0 million, (ii) an increase in the pro forma net loss of $10.0 million (based on the assumption that any additional amounts allocated to assets with definitive lives would impact the jurisdictions in which we would not be able to record a deferred tax benefit), and (iii) an increase in the pro forma loss per common share of $0.02.
(5)	Represents interest expense and amortization of deferred financing costs on the new debt issued by subsidiaries of LGI in connection with the Cablecom Acquisition, offset by the elimination of the historical amortization of Cablecom’s deferred finance costs. Interest expense on the PIK Loan was computed using an assumed interest rate of 10.44%.
(6)	Represents the tax effects of the pro forma adjustments related to (i) the Cablecom Acquisition, (ii) the LGI Combination, (iii) the consolidation of MS Irish Cable (NTL Ireland), and (iv) the sale of LMI’s equity interests in TyC and FPAS. In the case of the Cablecom Acquisition, the tax effects relate only to the pro forma interest and amortization of deferred financing costs associated with the PIK Loan, as all other pro forma adjustments associated with the Cablecom Acquisition relate to jurisdictions where valuation allowances have been provided against deferred tax assets.
(7)	Represents depreciation and amortization of amounts allocated on a preliminary basis to UGC’s assets with finite lives, including $251.0 million of amounts allocated to property and equipment (estimated weighted average life of 8 years) and $567.4 million of amounts allocated to customer relationships and other intangible assets subject to amortization (estimated lives ranging from 4 to 10 years). The final allocation of the purchase price will be based upon appraisals and may result in the allocation of additional consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that additional consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses, net losses and net loss per share in subsequent periods. For example, if an additional $100.0 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed pro forma combined statement of operations of LGI for the year ended December 31, 2005 would have reflected (i) an increase in the pro forma depreciation and amortization of $10.0 million, (ii) an increase in the pro forma net loss of $10.0 million (based on the assumption that any additional amounts allocated to assets with definitive lives would impact the jurisdictions in which we would not be able to record a deferred tax benefit), and (iii) an increases in the pro forma loss per common share of $0.02.
(8)	Represents pro forma adjustments to (i) reduce amortization of UGC’s deferred finance costs and (ii) reduce interest accretion on the convertible notes issued by UGC. Such adjustments are attributable to the application of purchase accounting in connection with the LGI Combination.
(9)	Represents the elimination of the minority interests’ share of UGC’s net earnings (loss) as a result of the LGI Combination.
(10)	Represents depreciation of the $109.6 million preliminary fair value adjustment of MS Irish Cable (NTL Ireland)’s property and equipment (estimated weighted average life of 9 years). The final allocation of the purchase price will be based upon appraisals and may result in the allocation of additional consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that additional consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses. For example, if an additional $100.0 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed combined pro forma statement of operations for the year ended December 31, 2005 would have reflected (i) an increase in pro forma depreciation and amortization of $10.0 million, (ii) an increase in the pro forma net loss of $8.8 million (based on NTL Ireland’s statutory tax rate), and (iii) an increase in the pro forma loss per common share of $0.02. As mentioned in the headnote to these unaudited condensed pro forma financial statements, the full amount of MS Irish Cable’s net earnings (loss) was allocated to UPC Ireland.
(11)	Represents the elimination of intercompany interest on loans and other advances between NTL Ireland and its former parent.
(12)	Represents the elimination of our share of losses of TyC and FPAS during the 2005 period prior to the April 2005 sale of our equity interests in TyC and FPAS.
(13)	Represents the elimination of UPC Sweden’s historical operating results for the year ended December 31, 2005, including $10.6 million of interest expense related to the required repayment of the UPC Broadband Holding Bank Facility. See note 2.
(14)	The historical and pro forma weighted average shares outstanding have been adjusted to give effect to the shares issued in the LGI Combination as if such shares had been issued on January 1, 2005.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement for the Sale and Purchase of the Share Capital of NBS Nordic Broadband Services AB (publ), dated April 4, 2006, among UPC Scandinavia Holding B.V., UPC Holdco VI B.V., UPC Broadband Holding B.V. and Nordic Cable Acquisition Company II AB.